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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                            JANUS CAPITAL GROUP INC.
                            ------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 Per Share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    47102X105
                                 --------------
                                 (CUSIP Number)


                                December 31, 2006
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of SECTION 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH
THIS SCHEDULE IS FILED:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)
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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3          Page 2 of 12
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Highfields Capital Management LP
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [_]
         (b) [_]
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
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                              5   SOLE VOTING POWER:            4,431,481
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       4,431,481
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         4,431,481
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  2.2%

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12       TYPE OF REPORTING PERSON:  PN

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3          Page 3 of 12
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Highfields GP LLC
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [_]
         (b) [_]
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
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                              5   SOLE VOTING POWER:            4,431,481
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       4,431,481
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         4,431,481
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  2.2%

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12       TYPE OF REPORTING PERSON:  OO

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3          Page 4 of 12
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Highfields Associates LLC
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [_]
         (b) [_]
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         Delaware
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                              5   SOLE VOTING POWER:            4,431,481
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       4,431,481
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         4,431,481
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  2.2%

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12       TYPE OF REPORTING PERSON:  OO

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3          Page 5 of 12
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Jonathon S. Jacobson
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [_]
         (b) [_]
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         United States
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                              5   SOLE VOTING POWER:            4,431,481
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       4,431,481
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         4,431,481
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  2.2%

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12       TYPE OF REPORTING PERSON:  IN

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3          Page 6 of 12
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1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard L. Grubman
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [_]
         (b) [_]
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION:

         United States
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                              5   SOLE VOTING POWER:            4,431,481
      NUMBER OF               --------------------------------------------------
       SHARES                 6   SHARED VOTING POWER:          None
  BENEFICIALLY OWNED          --------------------------------------------------
  BY EACH REPORTING           7   SOLE DISPOSITIVE POWER:       4,431,481
       PERSON                 --------------------------------------------------
        WITH                  8   SHARED DISPOSITIVE POWER:     None
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         4,431,481
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES:                                                  [_]

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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  2.2%

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12       TYPE OF REPORTING PERSON:  IN

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3          Page 7 of 12
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ITEM 1 (a).     NAME OF ISSUER:

                Janus Capital Group Inc. (the "Issuer")


ITEM 1 (b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                151 Detroit Street, Denver, Colorado 80206


ITEM 2 (a).     NAME OF PERSON FILING:

                This statement is being filed by the following persons with respect to the shares of common stock ("Common Stock") of the Issuer directly owned by Highfields Capital I LP ("Highfields I"), Highfields Capital II LP ("Highfields II") and Highfields Capital III L.P. ("Highfields III" and collectively, the "Funds"):

                (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and investment manager to each of the Funds;

                (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management;

                (iii) Highfields Associates LLC, a Delaware limited liability company ("Highfields Associates") and the General Partner of the funds;

                (iv) Jonathon S. Jacobson, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates; and

                (v) Richard L. Grubman, a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates.

                Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."


ITEM 2 (b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                Address for Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman:

                c/o Highfields Capital Management
                John Hancock Tower
                200 Clarendon Street, 51st Floor
                Boston, Massachusetts 02116

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3          Page 8 of 12
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ITEM 2 (c).     CITIZENSHIP:

                Highfields Capital Management - Delaware
                Highfields GP - Delaware
                Highfields Associates - Delaware
                Jonathon S. Jacobson - United States
                Richard L. Grubman - United States


ITEM 2 (d).     TITLE OF CLASS OF SECURITIES:

                Common Stock, par value $0.01 per share


ITEM 2 (e).     CUSIP NUMBER:

                47102X105

ITEM 3.  Not applicable.


ITEM 4.  OWNERSHIP

For Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman:

       a.       Amount Beneficially Owned: 4,431,481 shares of Common Stock

       b.       Percent of class: 2.2%

       c.       Number of shares as to which such person has:

                (i)      Sole power to vote or to direct the vote:

                         4,431,481

                (ii)     Shared power to vote or to direct the vote:

                         None

                (iii)    Sole power to dispose or to direct the disposition of:

                         4,431,481

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3         Page 9 of 12
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                (iv) Shared power to dispose or to direct the disposition of:

                         None


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].


ITEM 6.  OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not Applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.


ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3        Page 10 of 12
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                                    SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2007

                                     HIGHFIELDS CAPITAL MANAGEMENT LP

                                     By: Highfields GP LLC, its General Partner


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory


                                     HIGHFIELDS GP LLC


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory


                                     HIGHFIELDS ASSOCIATES LLC


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory


                                     JONATHON S. JACOBSON

                                     By:  Joseph F. Mazzella


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory


                                     RICHARD L. GRUBMAN

                                     By:  Joseph F. Mazella


                                     /s/ Joseph F. Mazzella
                                     ----------------------------------
                                     Name:  Joseph F. Mazzella
                                     Title: Authorized Signatory

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CUSIP NO. 47102X105        Schedule 13G, Amendment No. 3        Page 11 of 12
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                                 EXHIBIT INDEX


Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.